Thomas J. Wikstrom

220, rue de Rollingergrund
L-2441 Luxembourg

Tel: +(352)2633 1694
Fax: +(352)2633 1695
Email: wikstrom@pt.lu

Mr. Andrew Clarke, CEO

Luxembourg, August 8, 2012

First Corporation
c/o Maronello
Watch House Green
Felsted, Essex
United Kingdom CM6 EF

Dear Andrew,

I wish to confirm my acceptance to become a consultant to **First Corporation**, with effect from August 1st, 2012, until terminated by either party giving not less than six months notice, in order to assist the company to achieve its short, and long term development goals.

Specifically, I note my role is to join the Board of **Gecko Landmarks Ltd.**, where I will act as First Corporation's representative, providing feedback and recommendations regarding further investments and/or development initiatives as you may reasonably require from time to time.

It is agreed that my compensation package will consist of an annual cash payment of USD 50.000, payable quarterly, plus travel and other expenses directly related to carrying out my foreseen responsibilities.

A share package will be offered upon successful exit from the Gecko Landmarks investment, or within twelve months of the commencing of the Consultancy Agreement-whichever is sooner. Terms of such package will be agreed upon at a later stage.

With my best regards,

Thomas Wikstrom